                                                                     Exhibit 3.2

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                              VERDANT BRANDS, INC.


1. The name of the corporation is Verdant Brands, Inc., a Minnesota corporation.

2. The amendment adopted is: The first sentence of Article ___ of the Amended and Restated Articles of Incorporation of the corporation, as heretofore amended, is hereby amendedin its entirety to read as follows:

          The aggregated number of shares of capital stock which this corporation is authorized to issue is 25,000,000, of which 50,000,000 shares shall be common shares with a par value of $.01 per share, and of which 5,000,000 shall be preferred shares with a par value of $.01 per share.

3. The amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned, the secretary of Verdant Brands, Inc., being duly authorized on behalf of Verdant Brands, Inc., has executed this document this day of ________________, 1998.



                                                     ---------------------------
                                                     Mark G. Eisenschenk
                                                     Secretary